Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934
DESCRIPTION OF CAPITAL STOCK
The following description of the capital stock of Berry Corporation (bry) (the “Company”, “Berry Corp.” or “we”) is based upon the Second Amended and Restated Certificate of Incorporation of Berry Corp. (the “Certificate of Incorporation”), the Third Amended and Restated Bylaws of Berry Corp. (the “Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and the Bylaws below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of applicable law and to the Certificate of Incorporation and Bylaws.
Authorized Capital Stock
Berry Corp.’s authorized capital stock consists of 750,000,000 shares of common stock, par value $0.001 per share, and 250,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
Dividends
Holders of the common stock are entitled to dividends in the amounts and at the times declared by Berry Corp.’s board of directors in its discretion out of any assets or funds of Berry Corp. legally available for the payment of dividends.
Voting
Each holder of shares of the common stock is entitled to one vote for each share of the common stock on all matters presented to the stockholders of Berry Corp. (including the election of directors). The holders of shares of common stock have no cumulative voting rights. All elections of directors are determined by a plurality of the votes cast, and except as otherwise required by law or by the rules of any stock exchange upon which Berry Corp.’s securities are listed or as otherwise provided in the Bylaws or Certificate of Incorporation, all other matters are determined by a majority of the votes cast affirmatively or negatively, on such matter. In addition, the board of directors has adopted a policy whereby in an uncontested election of directors, any nominee who receives a greater number of “withhold” votes with respect to his or her election than votes “for” his or her election must offer their resignation. Action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting or vote if a written consent setting forth the action is signed by at least the minimum number of votes necessary to authorize or take such action at a meeting.
Liquidation
The holders of the common stock will share equally and ratably in Berry Corp.’s assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.
Other Rights

The holders of the common stock do not have preemptive rights to purchase shares of Berry Corp.’s stock. The common stock is not convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. The rights, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of preferred stock that Berry Corp. may issue in the future.
Under the terms of the Certificate of Incorporation, Berry Corp. is prohibited from issuing any non-voting equity securities to the extent required under Section 1123(a)(6) of the U.S. Bankruptcy Code (“Bankruptcy Code”) and only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to Berry Corp.
Anti-Takeover Provisions of the Certificate of Incorporation, the Bylaws and the DGCL
The Certificate of Incorporation, the Bylaws and the Delaware General Corporation Law (“DGCL”) contain provisions that may have some anti-takeover effects and may delay, defer or prevent a takeover attempt or a removal of Berry Corp.’s incumbent officers or directors that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price for shares held by the stockholders.
Delays in or Prevention of a Change in Control
Provisions in Berry Corp.’s Bylaws could have an effect of delaying, deferring or preventing a change in control of Berry Corp.
Amendment of the Bylaws
The Certificate of Incorporation and the Bylaws grant to the board of directors the power to adopt, amend, restate or repeal the Bylaws, as permitted under the DGCL, provided that no bylaw adopted by the stockholders may be amended, repealed or readopted by the board of directors if such bylaw so provides. The stockholders may adopt, amend, restate or repeal the Bylaws but only by a vote of holders of a majority in voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class in addition to any approval required by law, the Bylaws or the terms of any preferred stock.
Preferred Stock
The Certificate of Incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.001 per share, covering up to an aggregate of 250,000,000 shares of preferred stock. The board of directors may determine the number of shares in each such series and fix the designation, powers, preferences, rights, qualifications, limitations and restrictions of such series. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of Berry Corp. entitled to vote thereon, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.
Other Limitations on Stockholder Actions

•
Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date we first mailed our proxy materials for the annual meeting for the preceding year. The Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting,

•
Directors may be removed from office, either for or without cause, by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock entitled to vote generally in the election of directors).

•	Stockholders may call a special meeting only upon request of at least 25% of the voting power of the shares entitled to vote in the election of directors.
Forum Selection
The Certificate of Incorporation generally provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;

•	any action asserting a claim against us or our directors, officers or employees arising pursuant to any provision of the DGCL, our Certificate of Incorporation or Bylaws; or

•	any action asserting a claim against us or our directors, officers or employees that is governed by the internal affairs doctrine;
in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.
The exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (“Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the Certificate of Incorporation is inapplicable or unenforceable.
Newly Created Directorships and Vacancies on the Board of Directors

Under the Bylaws any vacancies on the board of directors for any reason and any newly created directorships resulting from any increase in the number of directors may be filled (i) by the board of directors upon a vote of a majority of the remaining directors then in office, even if they constitute less than a quorum of the board of directors or by a sole remaining director or (ii) by the stockholders at a special or annual meeting or by written consent of holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors, voting together as a single class.